Exhibit 99.1
FOR IMMEDIATE RELEASE

Media Relations Contact:	Investor Relations Contact:
Mitch Seigle	Tom Tran
408-954-3225	408-433-8105
mitch.seigle@lsi.com	tom.tran@lsi.com
cc06-45
LSI LOGIC NAMES TWO TO BOARD OF DIRECTORS
MILPITAS, Calif., July 10, 2006 – LSI Logic Corporation (NYSE: LSI) today announced that it has elected Charles A. Haggerty and John H. F. Miner to its Board of Directors. Haggerty is the former chairman, president and chief executive officer of Western Digital Corporation. Miner is the former president of Intel Capital and corporate vice president of Intel Corporation.
LSI also announced that it has received the resignation of board member T. Z. Chu, who has retired from service, effective July 7, 2006. Chu was first elected in 1992 and most recently served as a member of the Audit Committee and the Nominating and Corporate Governance Committee.
“The addition of these new board members further strengthens the deep knowledge and broad experience available to guide us as we pursue significant growth opportunities in the worldwide markets for information storage and consumer electronics technologies,” said Abhi Talwalkar, LSI Logic president and chief executive officer. “Chuck and John are both recognized business and technology leaders of the highest caliber and we are fortunate to have access to their counsel.”
Noting Chu’s long tenure as a director, Talwalkar said, “We are grateful to T. Z. for his loyal service to the board and his contribution will be greatly missed. We wish him well in his future endeavors.”
Haggerty is currently the president and chief executive officer of LeConte Associates, a consulting and investment firm. He serves on the boards of Beckman Coulter, Inc., Deluxe Corporation, Imation Corporation and Pentair, Inc. From 1993 to 2000, Haggerty was chairman, president and chief executive officer of Western Digital Corporation, a maker of hard drives for digital information storage. Previously he was with IBM Corporation, where he served in various general management roles including marketing, product development and operations capacities during a 28-year career. Haggerty also has held board positions with LSI Logic subsidiary Engenio Information Technologies, Inc., Marquette Banks, Navistar International Corporation, and Vixel Corporation. He holds a bachelor’s degree from the University of St. Thomas, St. Paul, Minn. and is Trustee Emeritus.

Until 2005, Miner was the president of Intel Capital and corporate vice president of Intel Corporation. He retired from Intel in 2005, concluding 22 years of service in various sales, engineering, marketing, and general management roles. From 1993 through 2001, Miner served in a general management capacity overseeing major product divisions including the Enterprise Server and Communications Products Groups. Additionally, he was named a corporate officer in 1996. In 2002, Miner became general manager, Intel Capital and was named president, Intel Capital in 2004. He holds a bachelor’s degree in electrical engineering from Tulane University and an MBA from the University of Oregon, Eugene.
About LSI Logic
LSI Logic Corporation (NYSE: LSI) is a leading provider of silicon-to-systems solutions that are used at the core of products that create, store and consume digital information. LSI offers a broad portfolio of capabilities including custom and standard product ICs, host bus and RAID adapters, storage area network solutions and software applications. LSI products enable leading technology companies in the Storage and Consumer markets to deliver some of the most advanced and well-known electronic systems in the market today. More information is available at www.lsi.com.
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Editor’s Notes:
1.	All LSI Logic news releases (financial, acquisitions, manufacturing, products, technology etc.) are issued exclusively by PR Newswire and are immediately thereafter posted on the company’s external website, http://www.lsi.com.

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